EXHIBIT 99.2
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                              RESPONSE TO ITEM 77Q2

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE



                  To the knowledge of The R.O.C. Taiwan Fund (the "Trust"), certain individuals or organizations reported below, which during 2002 were "affiliated persons" (as that term is defined in the Investment Company Act of 1940, as amended (the "Investment Company Act")) of International Investment Trust Company Limited, the investment advisor and manager of the Trust (the "Adviser"), did not make timely filings, or failed to make filings, required during or with respect to 2002 by rules of the United States Securities and Exchange Commission pursuant to Section 30(h) of the Investment Company Act, with respect to holdings of, or transactions during 2002 or prior years in, shares of the Trust. The Kuomintang, which controls Central Investment Holding Co., Ltd. ("CIHC") and Asia Pacific Holdings Corp. ("Asia Pacific"), affiliated persons of the Adviser, indirectly controls 24.24% of the Adviser's outstanding voting securities, but has failed to make any filings on Forms 3, 4 or 5. However, CIHC and Asia Pacific did make timely filings (or have provided statements in lieu of required filings). In addition, if CIHC, Asia Pacific and the Kuomintang are deemed to be controlling persons of the Adviser, then persons controlled by CIHC, Asia Pacific or the Kuomintang would be required to file statements on Forms 3, 4 and 5 with respect to ownership of, or transactions in, shares of the Trust. No such persons have made any such filings. Mega Financial Holding Company Ltd. ("Mega") failed to make a timely filing on Form 3 upon becoming an affiliated person of the Adviser through its acquisition of control of International Commercial Bank of China ("ICBC"), an affiliated person of the Adviser. Mega subsequently made the required filing and has advised the Trust that it did not engage in any transactions concerning the Trust's shares since becoming an affiliated person of the Adviser and, therefore, was not required to make any filings on Form 4. In addition, ICBC did make timely filings (or has provided a statement in lieu of required filings). Finally, during 2002 Messrs. David W.H. Chang, Gwo-Chi Li and Yi-Kuei Chen, directors of the Adviser, and Pedro-Pablo Kuczynski and Alex Hammond-Chambers, trustees of the Trust, failed to make timely filings on Form 3 upon their assumption of such positions. Each of Messrs. Chang, Li, Chen, Kuczynski and Hammond-Chambers subsequently made the required filings, and each has advised the Trust that he did not engage in any transactions during 2002 concerning the Trust's shares since his appointment and, therefore, was not required to make any filings on Form 4 in 2002.